Exhibit 10.2

AMENDMENT NO. 5 TO SIXTH AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

This AMENDMENT NO. 5 TO SIXTH AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of October 26, 2018 (this “Amendment”), is by and among MANITOWOC CAYMAN ISLANDS FUNDING LTD., as the Seller (the “Seller”), WELBILT, INC. (f/k/a Manitowoc Foodservice, Inc.) (“Welbilt”), GARLAND COMMERCIAL RANGES LIMITED, CONVOTHERM-ELEKTROGERÄTE GMBH (“Convotherm”), WELBILT DEUTSCHLAND GMBH (f/k/a Manitowoc Deutschland GmbH) (“Welbilt Deutschland”), WELBILT UK LIMITED (f/k/a Manitowoc Foodservice UK Limited) (“Foodservice UK”) and WELBILT ASIA PACIFIC PRIVATE LIMITED (f/k/a Manitowoc Foodservice Asia Pacific Private Limited) (“Foodservice Asia”), as Servicers (the “Servicers”), and WELLS FARGO BANK, N.A., as Purchaser (the “Purchaser”) and as Agent (the “Agent”).

WHEREAS, the parties hereto are parties to that certain Sixth Amended and Restated Receivables Purchase Agreement, dated as of March 3, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”);

WHEREAS, the parties hereto wish to modify the Agreement upon the terms hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.          Definitions.  Capitalized terms defined in the Agreement and used but not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

SECTION 2.          Amendments.  The Agreement is hereby amended to incorporate the changes shown on the marked pages of the Agreement attached hereto as Exhibit A.

SECTION 3.          Representations and Warranties.  On the date hereof, the Seller and each of the Servicers hereby represents and warrants (as to itself) to the Purchaser and the Agent as follows:

(a)          after giving effect to this Amendment, no event or condition has occurred and is continuing which constitutes a Termination Event or Unmatured Termination Event;

(b)          after giving effect to this Amendment, the representations and warranties of such Person set forth in the Agreement and each of the other Transaction Documents are true and correct as of the date hereof, as though made on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then as of such earlier date); and

(c)          this Amendment constitutes the valid and binding obligation of such Person, enforceable against such Person in accordance with its terms.

SECTION 4.          Effect of Amendment.

(a)          All provisions of the Agreement, as expressly amended and modified by this Amendment, shall remain in full force and effect.  On and after the Effective Date, all references in the Agreement (or in any other Transaction Document) to “this Agreement,” “hereof,” “herein” or words of similar effect referring to the Agreement shall be deemed to be references to the Agreement as amended by this Amendment.  This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Agreement other than as set forth herein.

(b)          The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Purchaser pursuant to any Transaction Document or any other instrument, document or agreement executed and/or delivered in connection therewith, nor constitute a waiver of any provision contained therein.

SECTION 5.          Effectiveness.  This Amendment shall be effective, as of the date hereof (the “Effective Date”), upon receipt by the Agent of the following (in each case, in form and substance reasonably satisfactory to the Agent):

(a)          counterparts of this Amendment duly executed by each of the parties hereto;

(b)          a fully executed copy of the Credit Agreement, dated on or prior to the date hereof; and

(c)          such other agreements, documents, officer certificates and instruments as the Agent shall request prior to the date hereof.

SECTION 6.          GOVERNING LAW.  THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF).

SECTION 7.          Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  This Amendment may be executed by facsimile or delivery of a “.pdf” copy of an executed counterpart hereof.

SECTION 8.          Severability. Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any provision hereof, and the unenforceability of one or more provisions of this Amendment in one jurisdiction shall not have the effect of rendering such provision or provisions unenforceable in any other jurisdiction.

SECTION 9.          No Party Deem Drafter.  Each of the parties hereto hereby agrees that no party hereto shall be deemed to be the drafter of this Amendment.

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SECTION 10.          Headings.  The captions and headings of this Amendment are for convenience of reference only and shall not affect the interpretation of this Amendment, the Agreement or any provision hereof or thereof.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, as of the date first above written.

MANITOWOC CAYMAN ISLANDS FUNDING LTD., as the Seller

By:	/s/ Haresh Shah
Name:	Haresh Shah
Title:	Vice President
Amendment No. 5 to Sixth Amended and
Restated Receivables Purchase Agreement

WELBILT, INC., as a Servicer

By:	/s/ Haresh Shah
Name:	Haresh Shah
Title:	Senior Vice President and Chief Financial Officer
Amendment No. 5 to Sixth Amended and
Restated Receivables Purchase Agreement

GARLAND COMMERCIAL RANGES LIMITED, as a Servicer

By:	/s/ Haresh Shah
Name:	Haresh Shah
Title:	Vice President
Amendment No. 5 to Sixth Amended and
Restated Receivables Purchase Agreement

CONVOTHERM-ELEKTROGERÄTE GMBH, as a Servicer
By:	/s/ Reine Wasner
Name:	Reine Wasner
Title:	Vice President & Managing Director
Amendment No. 5 to Sixth Amended and
Restated Receivables Purchase Agreement

WELBILT DEUTSCHLAND GMBH, as a Servicer

By:	/s/ Hans-Werner Schmidt
Name:	Hans-Werner Schmidt
Title:	Managing Director
Amendment No. 5 to Sixth Amended and
Restated Receivables Purchase Agreement

WELBILT UK LIMITED, as a Servicer

By:	/s/ Adrian Gray
Name:	Adrian Gray
Title:	Director
Amendment No. 5 to Sixth Amended and
Restated Receivables Purchase Agreement

WELBILT ASIA PACIFIC PRIVATE LIMITED, as a Servicer

By:	/s/ Leonard Lam Teck Yeow
Name:	Leonard Lam Teck Yeow
Title:	Director

Amendment No. 5 to Sixth Amended and
Restated Receivables Purchase Agreement

WELLS FARGO BANK, N.A.,
as Agent

By:	/s/ William R. Rutkowski
Name:	William R. Rutkowski
Title:	Director

WELLS FARGO BANK, N.A.,
as Purchaser

By:	/s/ William R. Rutkowski
Name:	William R. Rutkowski
Title:	Director

Amendment No. 5 to Sixth Amended and
Restated Receivables Purchase Agreement

EXHIBIT A

[Amendments to the Sixth Amended and Restated Receivables Purchase Agreement]

Exhibit A

Exhibit A to the Amendment No. 5 to the Sixth Amended and Restated Receivables Purchase Agreement, dated as of October 26, 2018

CONFORMED COPY includes Amendment No. 1 dated March 6, 2017
Amendment No. 2 dated March 9, 2017
Amendment No. 3 dated March 13, 2017
Amendment No. 4 dated February 2, 2018

SIXTH AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

among

MANITOWOC CAYMAN ISLANDS FUNDING LTD.

as Seller,

WELBILT, INC.,
GARLAND COMMERCIAL RANGES LIMITED,
CONVOTHERM-ELEKTROGERÄTE GMBH,
WELBILT DEUTSCHLAND GMBH,
WELBILT UK LIMITED,
WELBILT ASIA PACIFIC PRIVATE LIMITED
and
THE OTHER PERSONS FROM TIME TO TIME PARTY HERETO,

as Servicers,

and

WELLS FARGO BANK, N.A.,

as Purchaser and as Agent

Dated as of March 3, 2016

Germany, Switzerland, the United States, Italy, Japan, the Netherlands, Sweden and the United Kingdom, which are commonly referred to as the “Group of Ten” or “G-10”, and any successor thereto.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 10101.230.

“Benefit Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which the Seller, Originator, or any ERISA Affiliate thereof is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“BMO Account Collections” means Collections received in or deposited in the BMO Accounts.

“BMO Accounts” means each account held at Bank of Montreal and identified in Schedule II to the Agreement.

“Bond Administration Agreement” means the Bond Administration Agreement dated as of March 3, 2016 between Welbilt and Finacity, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Breakage Costs” is defined in Section 3.1 of the Agreement.

“Business Day” means any day that is not a Saturday or Sunday on which both (A) the Agent at its branch office in Atlanta, Georgia is open for business and (B) commercial banks in New York City are not authorized or required to be closed for business; provided, that if this definition of “Business Day” is utilized in connection with (i) the Eurodollar Rate, “Business Day” shall exclude any day that dealings are not carried out in the London interbank market, (ii) any Euro Capital and the Eurodollar Rate, “Business Day” shall exclude any date that is not a TARGET 2 Day, (iii) any CAD Capital and the Eurodollar Rate, “Business Day” shall exclude any date that commercial banks in Toronto, Canada are authorized or required to be closed for business, (iv) any GBP Capital, “Business Day” shall exclude any date that commercial banks in London, England are authorized or required to be closed for business and (v) transactions to be (or contemplated to be) conducted in the United Kingdom, “Business Day” shall exclude any day on which banks in London, England are closed for the purposes of making wire transfers or any other electronic transfer of funds.

“CAD Capital” means Capital initially funded by the Purchaser in Canadian Dollars. “Calculation Period” means a calendar month.

“Canadian Dollar” or “CAD” means lawful currency of Canada.

“Canadian Originator” means Garland and any other Originator incorporated or organized as a company under the laws of Ontario.

“Canadian Originator Receivables” means each of the Pool Receivables originated by a Canadian Originator.

“Canadian Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of September 27, 2011, among Garland, as an Originator, the various other Originators that may from time to time become a party thereto, and the Seller, as the same may be modified, supplemented, amended and amended and restated from time to time in accordance with its terms and this Agreement.

“Canadian Receivable” means a Receivable (a) that is denominated and payable in Canadian Dollars or (b) the Obligor of which is a resident of Canada.

“Capital” means the amount paid to the Seller in respect of Investments made by the Purchaser pursuant to the Agreement, or such amount divided or combined in order to determine the Discount applicable to any Portion of Capital, in each case, reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 1.6(d) of the Agreement; provided, however, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution, as though it had not been made.

“Change in Control” means:

(a)          with respect to Welbilt, (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date) of Equity Interests representing more than thirty-five percent (~~30~~35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Welbilt~~, (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of Welbilt by Persons who were neither (x) nominated, appointed or approved by the board of directors of Welbilt nor (y) appointed by directors so nominated, appointed or approved, (iii) the acquisition  of direct or indirect Control of Welbilt by any Person or group or (iv~~ or (ii) a “Change in Control” as defined in the Credit Agreement;

(b)          with respect to any Originator, (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date), other than Welbilt (or a Subsidiary of Welbilt), of any membership interests or Equity Interests of such Originator, (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of such Originator by Persons who were neither (x) nominated, appointed or approved by the board of directors of such Originator nor (y) appointed by directors so

“Covenant Holiday Acquisition” has the meaning set forth in the Credit Agreement, without giving effect to any amendment, amendment and restatement, supplement or other modification to the Credit Agreement (unless such amendment, amendment and restatement, supplement or other modification has been consented to in writing by the Agent).

“CRD” means, the Capital Requirements Directive which is comprised of Directives 2006/48/EC of the European Parliament of June 14, 2006 relating to the taking up and pursuit of the business of credit institutions and Directive 2006/49/EC of the European Parliament of June 14, 2006 on the capital adequacy of investment firms and credit institutions, as amended from time to time.

“Credit Agreement” means the Credit Agreement, dated as of March 3, 2016, among ~~Manitowoc~~Welbilt, the “Subsidiary Borrowers” party thereto, the “Lenders” party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement Agent”), as amended, supplemented or otherwise modified from time to time; provided, however, that for purposes of any reference herein to a defined term set forth in the Credit Agreement, such reference shall be deemed to be a reference to the Credit Agreement as in effect on ~~March 3, 2016~~October 23, 2018 (after giving effect to Amendment No. 6 of Credit Agreement, dated as of October 23, 2018) without giving effect to any amendment, supplement or other modification thereto entered into without the Agent’s written consent.

“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Servicer in effect on the Closing Date and attached as Schedule IV to the Agreement, as modified in compliance with the Agreement.

“Cutoff Date” means, (a) for any Settlement Date, the final day of a preceding Calculation Period, or (b) for any other date, the Cutoff Date for the immediately preceding Settlement Date.

“Daily Report” has the meaning set forth in Section 4.2(b) of the Agreement.

“Days Sales Outstanding” means, for any calendar month, an amount computed as of the last day of such calendar month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent calendar months ended on the last day of such calendar month, divided by (b)(i) the aggregate credit sales made by the Originators giving rise to Pool Receivables during the three calendar months ended on or before the last day of such calendar month divided by (ii) ninety (90).

“Debt” means Indebtedness as defined in the Credit Agreement without giving effect to any amendment, amendment and restatement, supplement or other modification to the Credit Agreement.

“Default Horizon” means the number four (4).

“Default Horizon Calculation Period” means, for any day, a number, equal to the Default Horizon, of consecutive Calculation Periods ending with the Cutoff Date.

“Default Ratio” means, for any day, the ratio computed as of the Cutoff Date by dividing (i) the sum (without duplication) of the Net Outstanding Balances of Pool Receivables that (a)

(xxvi) which are governed by German law in the case of German Originator Receivables;

(xxvii) which if constitute German Originator Receivables, are not subject to a current account agreement (kontokorrentgebundene Forderung) within the meaning of section 355 of the German Commercial Code (Handelsgesetzbuch);

(xxviii) which arise out of a related Contract the terms of which do not expressly permit the relevant Obligor to exercise any right of set-off with respect thereto;

(xxix) which are governed by English law in the case of UK Originator Receivables;

(xxx) which are governed by Singapore law in the case of Singapore Originator Receivables;

(xxxi) which at any time prior to the Subject Termination Date, the Obligor of which is not GAR International Corporation (or any successor thereto) (each such Receivable, a “Gar Receivable”). For purposes of this clause (xxxi), Subject Termination Date means the date, if any, that the Agent in its sole discretion provides written notice to the Seller that no Gar Receivable shall be excluded solely based on this clause (xxxi).

“Eligible Sales” means, for any Calculation Period, the sum of the Net Outstanding Balances of all Pool Receivables that were originated during or prior to the Calculation Period and were Eligible Receivables at any time during the Calculation Period but were not Eligible Receivables during any previous Calculation Period.

“Eligible Unapplied Cash and Credits” means the sum of (i) all cash and non-cash credits not applied to any Obligor, and the sum of (ii) for each Obligor, the smaller of (a) the sum of all cash and non-cash credits applied to such Obligor but not yet applied to any particular Receivable, or (b) the sum of the Net Outstanding Balance of all Eligible Receivables for which such Obligor is the Obligor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means with respect to any Person, at any time, each trade or business (whether or not incorporated) that would, at the time, be treated together with such Person as a single employer under Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

~~“EU Insolvency Regulation” means Article 5/1 of Council Regulation (EC) No. 1346/2000.~~

“Euro” or “€” means the official lawful currency of the eurozone.

“Euro Capital” means Capital initially funded by the Purchaser in Euro.

“Total Reserve Percentage” means the greatest of (i) the sum of (a) the Loss Reserve Percentage and (b) the Dilution Reserve Percentage, (ii) the sum of (a) the Base Concentration Limit multiplied by three and (b) the Dilution Component and (iii) 15.0%.

“Transaction Documents” means the Agreement, the Fee Letter, the Purchase and Sale Agreements, each Company Note, the Performance Guaranty, the Lock-Box Agreements, the Collection Account Agreements, the Account Pledge Agreements, the Release Agreement, the Intercreditor Agreement, the Bond Administration Agreement, each Joinder Agreement and all other certificates, instruments, UCC financing statements, PPSA registered assignments and/or financing statements, verification statements or similar filings, reports, notices, agreements and documents executed or delivered under or in connection with the Agreement, in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the Agreement.

“Transition Period” has the meaning set forth in the Credit Agreement, without giving effect to any amendment, amendment and restatement, supplement or other modification to the Credit Agreement (unless such amendment, amendment and restatement, supplement or other modification has been consented to in writing by the Agent).

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“UK Account Charge” means each agreement in form and substance acceptable to the Agent granting security in favor of the Agent or the Seller over any UK Account or UK Collection Account.

“UK Accounts” means the Lock-Box Accounts identified as “UK Accounts” on Schedule II hereto, in each case, so long as such Lock-Box Account is subject to English law.

“UK Collection Account” means each Collection Account maintained in the name of the Seller, so long as such Collection Account is subject to English law.

“UK Originator” means Foodservice UK and any other Originator incorporated or organized as a company under the laws of England.

“UK Originator Receivables” means each of the Pool Receivables originated by a UK Originator.

“UK Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of December 15, 2014, among Foodservice UK, as an Originator, the various other Originators that may from time to time become a party thereto, and the Seller, as the same may be modified, supplemented, amended and amended and restated from time to time in accordance with its terms and this Agreement.

“United States Federal Government” means the government of the United States of America, and any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of the government of the United States of America. For avoidance of

(w)          Neither  the  Seller  nor  any director, officer, employee, agent  or Affiliate of theSeller (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (ii) is in violation of (A) any of the laws, regulations and executive orders administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, including the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1705), the Trading with the Enemy Act (50 U.S.C. App. §§ 1-44),  and  the  Office  of  Foreign  Assets  Control,  Department  of the Treasury regulations (31 C.F.R.  Parts 500 et  seq.), or (B) the PATRIOT  Act (collectively, the “Anti-Terrorism Laws”)  or (iii)          is a Sanctioned Person. No part of the proceeds of any Investment or Reinvestment will be unlawfully used directly or, to the knowledge of the Seller, indirectly (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or (iii) in any other manner that will result in any violation by the Seller or, to the knowledge of the Seller, by any other Person (including any Indemnified Party) of any Anti-Terrorism Laws or any Anti-Corruption Laws.

(x) The Seller has implemented and will maintain in effect and enforce policies and procedures designed in good faith and in a commercially reasonable manner to promote and achieve compliance, by the Seller and its directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions.

(y) The Seller is not required to account to any Governmental Authority for any value added or similar Tax in respect of the sale by it of any Receivable and no withholding or other Tax is deductible or payable on any payment made by an Obligor with respect to any Receivable.

(z) As of October 26, 2018, to the best of the knowledge of the Seller, the information contained in the Beneficial Ownership Certification provided on or prior to such date to any Purchaser or the Administrative Agent in connection with this Agreement is true and correct in all respects.

2.          Representations  and  Warranties  of the Servicer.          Each Servicer represents and warrants as follows:

(a) Such Servicer is a corporation (in the case of Welbilt), a corporation (in the case of Garland), a limited liability company (GmbH) (in the case of Convotherm and Welbilt Deutschland), and a private limited company (in the case of Foodservice UK and Foodservice Asia), duly incorporated, organized or amalgamated, validly existing and in active status under the laws of the State of Wisconsin (in the case of Welbilt), the Province of Ontario (in the case of Garland), England (in the case of Foodservice UK), Singapore (in the case of Foodservice Asia) and the Federal Republic of Germany (in the case of Convotherm and Welbilt Deutschland). Such Servicer is duly qualified to do business, and is in good standing, as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified unless any failure to be so qualified would not have a Material Adverse Effect.

(b) The execution, delivery and performance by such Servicer of the Agreement and the other Transaction Documents to which it is a party, (i) are within such Servicer’s corporate or
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taxes (“designated taxes”) other than income or similar taxes, if the failure to pay such designated taxes could not reasonably be expected to result in a Material Adverse Effect.

(o) The facts and assumptions relating to such Servicer set forth in the opinions rendered by Quarles & Brady LLP, Borden Ladner Gervais LLC, Noerr LLP, Torys LLP, Bond Dickinson LLP, Rodyk & Davidson LLP, Allen & Gledhill LLP and Conyers Dill & Pearman and relating to true sale and non-consolidation matters, and in the officer’s certificates referred to in such opinions, are true and correct.

(p) Neither such Servicer nor any director, officer, employee, agent or Affiliate of such Servicer (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (ii) is in violation of any Anti-Terrorism Laws or (iii) is a Sanctioned Person. No part of the proceeds of any Investment or Reinvestment will be unlawfully used directly or, to the knowledge of such Servicer, indirectly (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or (iii) in any other manner that will result in any violation by such Servicer or, to the knowledge of such Servicer, by any other Person (including any Indemnified Party) of any Anti-Terrorism Laws or any Anti-Corruption Laws.

(q) Such Servicer has implemented and will maintain in effect and enforce policies and procedures designed in good faith and in a commercially reasonable manner to promote and achieve compliance, by such Servicer, its Subsidiaries and their directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions.

(r) As of October 26, 2018, to the best of the knowledge of the Servicers, the information contained in the Beneficial Ownership Certification provided on or prior to such date to any Purchaser or the Administrative Agent in connection with this Agreement is true and correct in all respects.
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(i) Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors. Neither the Seller nor any Servicer shall add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account from those listed in Schedules II and VIII to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Seller or any Servicer or payments to be made to any Lock-Box Account (or related lock-box or post office box), unless the Agent shall have consented thereto in writing and the Agent shall have received copies of all agreements and documents (including, without limitation, Lock-Box Agreements and Account Pledge Agreements, as applicable) that it may request in connection therewith.

(j) Lock-Box Accounts; Lock-Boxes; Post Office Boxes. The Seller or the Servicers shall: (i) instruct all Obligors of Pool Receivables to make payments of Receivables only to (A) one or more Excluded Accounts or (B) one or more Lock-Box Accounts subject to Lock-Box Agreements and or an Account Pledge Agreement in case of European and Singapore Accounts or to lock-boxes or post office boxes subject to Lock-Box Agreements or an Account Pledge Agreement in case of European and Singapore Accounts to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such lock-boxes or post office boxes to be removed and deposited into such Lock-Box Account on a daily basis); and (ii) deposit, or cause to be deposited, any Collections of Pool Receivables received by the Seller or the Servicer into Lock-Box Accounts subject to Lock-Box Agreements or an Account Pledge Agreement in case of European and Singapore Accounts not later than one Business Day (or, in the case of amounts received by the Seller or Servicer after 3:00 p.m. on any Business Day, the second Business Day following such receipt) after receipt thereof. Notwithstanding the foregoing, the Seller and the Servicers shall promptly, from time to time, instruct all Obligors of Pool Receivables that have made payments of Receivables to one or more Excluded Accounts to redirect such payments to one or more Lock-Box Accounts subject to Lock-Box Agreements, if during any calendar month amounts received in respect of payments of Receivables in such Excluded Accounts exceed $250,000. Neither the Seller nor any Servicer will deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Pool Receivables.

(k) Marking of Records. At its expense, the Seller (or a Servicer on its behalf) shall mark its master data processing records relating to Pool Receivables and related Contracts, with a legend or other notation evidencing that the Pool Receivables and related Contracts have been pledged or assigned, as applicable, and the Purchased Assets have been sold and assigned, in each case, to the Purchaser in accordance with the Agreement.

(l) Reporting Requirements. The Seller or the Servicers shall provide to the Agent (in multiple copies, if requested by the Agent) the following:

(i) as soon as available and in any event within forty-five (45) days after the end of the first three quarters of each fiscal year of the Seller and Welbilt (separately for each) (or 50 days if permitted by Securities and Exchange Commission requirements), consolidated balance sheets of the Seller and Welbilt, respectively, and (in the case of Welbilt) its subsidiaries as of the end of such quarter and statements of operations, cash flows and shareholders’ equity of the Seller and Welbilt, respectively, and (in the case of

Welbilt) its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Seller and Welbilt as applicable, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition, results or operations and cash flows of such Person in accordance with GAAP, as of the end of, and for, such period (subject to normal year-end audit adjustments), as applicable;

(ii) if requested by the Agent, as soon as available and in any event within thirty (30) days after the end of each fiscal month of the Seller and Welbilt (separately for each), consolidated balance sheets of the Seller and Welbilt, respectively, and (in the case of Welbilt) its subsidiaries as of the end of such month and statements of operations, cash flows and shareholders’ equity of the Seller and Welbilt, respectively, and (in the case of Welbilt) its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month, certified by the chief financial officer of the Seller and Welbilt as applicable, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition, results or operations and cash flows of such Person in accordance with GAAP, as of the end of, and for, such period (subject to normal year-end audit adjustments), as applicable;

(iii) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Seller and Welbilt (separately for each), consolidated statements of operations, cash flows and stockholder’ equity of the Seller and Welbilt, respectively, and (in the case of Welbilt) its subsidiaries for such year and the related consolidated balance sheets of the Seller and Welbilt, respectively, and (in the case of Welbilt) its subsidiaries as at the end of such year, accompanied by an opinion of independent certified public accountants of recognized  national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than (x) any such exception or explanatory paragraph (but not qualification) that is expressly solely with respect to, or expressly resulting solely from an upcoming maturity date of the credit facilities hereunder or other Debt occurring within one year from the time such report is delivered or (y) a qualification or exception as a result of an actual or prospective breach of a financial covenant in respect of any Debt)), which opinion shall state that said consolidated financial statements fairly present the consolidated financial conditions, results or operations and cash flows of the Seller and Welbilt as applicable and (in the case of Welbilt) its subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(iv) on each Monday of each calendar week (or if such day is not a Business Day, the next succeeding Business Day), a report, substantially in the form of the Monthly Report described in the next paragraph, summarizing the Receivables activity pertinent to the transactions contemplated by the Transaction Documents since the last such report;

(v) as soon as available and in any event not later than the Monthly Reporting Date, a Monthly Report as of the calendar month ended immediately prior to such Monthly Reporting Date;

indebtedness incurred pursuant to the Company Notes or incurred pursuant to or in connection with the Agreement or otherwise permitted by the Agreement.

(s) Financial Covenants.

(i) [Reserved].

(ii) Maximum Consolidated Total Leverage Ratio. Welbilt shall cause the Consolidated Total Leverage Ratio at all times during the fiscal quarters of Welbilt set forth below to be less than the applicable Maximum Consolidated Total Leverage Ratio. For purposes of this clause (ii), “Maximum Consolidated Total Leverage Ratio” shall mean the applicable ratio set forth in the table below opposite the applicable fiscal quarter or such other maximum ratio with respect to Consolidated Total Leverage Ratio for such fiscal quarter set forth in the Credit Agreement (such ratio, the “Applicable Ratio”), but only to the extent both (a) Welbilt has requested the Agent consent to such revision and (b) such revised maximum ratio has been consented to in writing by the Agent on or after the date such maximum ratio has been modified in the Credit Agreement, the Agent’s response to such request not to be unreasonably delayed.

Fiscal Quarter Ending	Ratio

December 31, ~~2017~~	5.75:1.00
~~March 31, 2018~~	5.75:1.00
~~June 30, 2018~~	5.75:1.00
~~September 30, 2018~~	5.75:1.00
~~December 31,~~ 2018	5.50:1.00
March 31, 2019	5.50:1.00
June 30, 2019	5.50:1.00
September 30, 2019	5.50:1.00
December 31, 2019	5.25:1.00
March 31, 2020	5.25:1.00
June 30, 2020	5.25:1.00
September 30, 2020	~~5.00~~5.25:1.00
December 31, 2020	4.75:1.00
March 31, 2021	4.75:1.00
June 30, 2021	4.75:1.00
September 30, 2021	~~4.50~~4.75:1.00
December 31, 2021	4.25:~~1.00~~1:00
March 31, 2022	~~4.00:1.00~~
June 30, 2022
September 30, 2022 December 31, 2022 and each fiscal quarter thereafter

Notwithstanding the foregoing, during a Transition Period in respect of any Covenant Holiday Acquisition, the Consolidated Total Leverage Ratio may exceed the Applicable Ratio by up to (and including) 0.50:1.00; provided, however, that no event shall the Consolidated Total Leverage Ratio exceed 5.50:1.00 as a result of a Covenant Holiday Acquisition; provided further that (i) no more than two Covenant Holiday Acquisitions may be designated over the life of this Agreement and (ii) there shall be at least two full consecutive fiscal quarters ended after the Transition Period in respect of a Covenant Holiday Acquisition prior to Welbilt being able to designate a second Covenant Holiday Acquisition.

(iii)  Minimum Consolidated Interest Coverage Ratio. Welbilt shall not permit the Consolidated Interest Coverage Ratio for any fiscal quarter of Welbilt set forth below to be less than the applicable Minimum Consolidated Interest Coverage Ratio. For purposes of this clause (iii), “Minimum Consolidated Interest Coverage Ratio” shall mean the applicable ratio set forth in the table below opposite the applicable fiscal quarter or such other minimum ratio with respect to Consolidated Interest Coverage Ratio for such fiscal quarter set forth in the Credit Agreement, but only to the extent both (a) Welbilt has requested the Agent consent to such revision and (b) such revised minimum ratio has been consented to in writing by the Agent on or after the date such minimum ratio has been modified in the Credit Agreement, the Agent’s response to such request not to be unreasonably delayed.

Fiscal Quarter Ending	Ratio

December 31, 2018	~~2.00:1.00~~
March 31, ~~2016~~2019	~~2.00:1.00~~
June 30, ~~2016~~	~~2.25:1.00~~
2019	~~2.25:1.00~~
September 30, ~~2016~~2019
December 31, ~~2016~~2019	2.50:1.00
2.50:1.00
March 31, ~~2017~~2020	2.50:1.00
June 30, ~~2017~~	2.50:1.00
2020	2.75:1.00
September 30, ~~2017~~2020	2.75:1.00
December 31, ~~2017~~2020 and each	2.75:1.00
fiscal quarter thereafter	2.75:1.00
3.00:1.00

(t)          Additional  Financing Statements;  Performance by the Agent.   The Seller hereby authorizes the Agent or the Agent’s designee (which may be counsel for the Seller or counsel for the Agent) to file one or more UCC financing or continuation statements on or after the Closing Date, and amendments thereto and assignments thereof, relative to all or any of the Pool Receivables  and  the  Related  Security  (and  the  other  Pool  Assets)  whether  now  existing or

States for U.S. federal income tax purposes or otherwise be subject to U.S. federal, state, or local income or franchise tax. The Seller will maintain compliance with any applicable law implementing or associated with the intergovernmental agreements that the Cayman Islands has entered into with each of the United States and the United Kingdom with respect to foreign account tax compliance and will not be subject to withholding tax as a result of any laws relating to foreign account tax compliance.

(z) [Reserved.]

(aa) OFAC. The Seller will not use any proceeds of any Receivable or any Investment under the Agreement to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(bb)          Lock-Box Agreements.          Upon receipt of a request from the Agent (in its sole discretion) (a “Lock-Box Notice Request”) the Seller and the Servicers (if requested) shall promptly enter into one or more Lock-Box Agreements, as specified in such Lock-Box Notice Request, covering the Excluded Accounts with the applicable Lock-Box Bank. The Seller and the Servicers (if requested) shall enter into such Lock-Box Agreement in accordance with the applicable Lock-Box Notice Request no later than the date, if any, specified in such Lock-Box Notice Request, and shall delivered fully executed copies thereof to the Agent promptly following execution thereof.

(cc)          Further Assurances. The Seller and each Servicer (i) shall provide, at its own expense, such cooperation, information and assistance, and prepare and supply the Agent with such data regarding the Receivables and the performance by the Seller and each Servicer of their respective obligations under the Agreement and each of the other Transaction Documents, as may be reasonably requested by the Agent from time to time and (ii) hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the purchases made under the Agreement and/or security interest granted pursuant to the Agreement or any other Transaction Document, or to enable the Agent (on behalf of the Purchaser) to exercise and enforce the Purchasers’ rights and remedies under the Agreement and any other Transaction Document.

(dd)          Know Your Customer. Promptly following any request therefor by any Purchaser or the Agent, the Servicers or the Seller shall provide information and documentation reasonably requested by the Agent or any Purchaser (through the Agent) for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

EXHIBIT V TERMINATION EVENTS
Each of the following shall be a “Termination Event”:

(a)          any Servicer, any Originator or the Seller shall fail to make when due any payment or deposit to be made by it under the Agreement or any other Transaction Document and such failure shall continue unremedied for two (2) Business Days; or

(b)          Welbilt (or any Affiliate thereof) shall fail to transfer to any successor Servicer when required any rights, pursuant to the Agreement, which Welbilt (or such Affiliate) then has as Servicer; or

(c)          any representation or warranty or certification made or deemed made by the Seller, any Originator or any Servicer (or any of their respective officers) under or in connection with the Agreement or any other Transaction Document or any information or report delivered by the Seller or any Servicer pursuant to the Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or

(d)          the Seller, any Originator or any Servicer shall fail to perform or observe any other term, covenant or agreement contained in the Agreement or any other Transaction Document on its part to be performed or observed, or the Seller shall fail to enforce any rights under any Transaction Document against any Originator or shall give up any such rights, and any such failure (or such giving up) shall remain unremedied for ten (10) Business Days after the Seller, such Originator or such Servicer, as applicable, has notice or knowledge thereof (or, with respect to a failure to deliver a Monthly Report or Daily Report pursuant to the Agreement, such failure shall remain unremedied for two (2) Business Days); or

(e)          the Seller, any Originator or any Servicer shall fail to pay any principal of or premium or interest on any of its Debt (or Buy-Back Obligations, as defined in the Credit Agreement) which is outstanding in a principal amount of at least (x) in the case of any Originator or Servicer, ~~twenty~~thirty-five million dollars ($~~25,000,000~~35,000,000) or, in the case of the Seller, ten thousand dollars ($10,000), in any case, in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

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(i)          the Purchased Assets Coverage Percentage shall exceed one hundred percent (100%) and such condition shall continue unremedied for more than two (2) consecutive Business Days; or

(j)          a Change in Control shall occur with respect to Welbilt, any Originator, any Company Notes or the Seller; or

(k)          any contribution failure has occurred with respect to a Benefit Plan sufficient to give rise to a lien under Section 303(k) of ERISA or Section 430(k) of the Internal Revenue Code and such failure is not cured and any related lien released within five (5) Business Days, the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any assets of the Seller or any Originator and such lien or any other lien filed thereunder shall not have been released within ten (10) Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Seller or any Originator and such lien shall not have been released within five (5) Business Days; or

(l)          a Servicer Default shall occur; or

(m)          a Purchase and Sale Termination Event shall occur; or

(n)          one or more judgments for the payment of money in an aggregate amount in excess of ~~twenty~~thirty-five million dollars ($~~25,000,000~~35,000,000) shall be rendered against Welbilt, any Subsidiary of Welbilt or any combination thereof (or in excess of ten thousand dollars ($10,000) shall be rendered against the Seller) and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Welbilt or any Subsidiary of Welbilt or the Seller to enforce any such judgment; or

(o)          the “Receivables Indebtedness” (as such term is defined in the Credit Agreement, as the Credit Agreement may be amended, amended and restated, supplemented, or otherwise modified from time to time) exceeds the amount thereof permitted under the Credit Agreement (as the Credit Agreement may be amended, amended and restated, supplemented, or otherwise modified from time to time); or

(p)          the aggregate uncollected amount of accounts receivable sold pursuant to “Permitted Securitizations” and “Factoring Agreements” (as such terms in quotation marks are defined in the Credit Agreement, as the Credit Agreement may be amended, amended and restated, supplemented or otherwise modified from time to time) exceeds the amount thereof permitted under the Credit Agreement (as the Credit Agreement may be amended, amended and restated, supplemented or otherwise modified from time to time); or

(q)          the net worth of the Seller is less than one million U.S. Dollars ($1,000,000); or

(r)          a Material Adverse Effect shall occur; or

(s)          any Originator for any reason ceases to transfer, or is legally unable to transfer, Receivables to the Seller under any Purchase and Sale Agreement to which such Originator and

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